Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of MarketAxess Holdings, Inc. which is incorporated by reference in MarketAxess Holdings Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the incorporation by reference of our report dated March 13, 2006 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
July 25, 2006